Exhibit 99.1

Stock Yards Bancorp Names Ja Hillebrand Chief Executive Officer as David Heintzman Transitions to the Role of Executive Chairman

Phil Poindexter Promoted to President

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 29, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that James A. (Ja) Hillebrand will become Chief Executive Officer of the Company effective October 1, 2018. Hillebrand (49) currently serves as President of the Company and the Bank and has served on the Company's Board of Directors since 2008. Hillebrand succeeds David P. Heintzman (59), who will retire as Chief Executive Officer and move into the role of Executive Chairman of the Board through the end of 2018 and will continue as its Chairman thereafter. Also, as part of this leadership succession – which has been long planned and is unanimously supported by the Board – the Company announced that Philip S. Poindexter (52), who is currently Executive Vice President and Chief Lending Officer, will become President of the Company and the Bank, effective October 1, 2018.

Commenting on the announcement, Lead Independent Director Charles R. Edinger III said, "We appreciate David's long and exemplary service to the Company. He leaves an indelible imprint on Stock Yards Bank & Trust for its dynamic and organic growth, guided by his keen eye for minimizing the risks associated with expansion. On the heels of record results, strong returns, exceptional credit quality and commendable cost efficiencies, this leadership transition comes at a good time for the Company."

"We are fortunate as a company to be able to attract superior talent, like Ja and Phil, to our outstanding management team and have a strong succession plan to facilitate a smooth leadership transition," Heintzman said. "Ja and Phil have played integral roles in our consistent and attractive growth and are highly committed to the outstanding level of personalized customer service for which our company is known. Their achievements within our bank and across the communities we serve give me great confidence that their leadership abilities will help Stock Yards Bancorp continue its record as one of the best performing community banks in the country."

Heintzman joined the Company in 1985 and progressed through management's ranks as Chief Financial Officer, Executive Vice President and, in 1992 at age 33, was elected President. He has served as Chairman and Chief Executive Officer since January 2005. During his tenure as CEO, the Company's total assets have increased 171% to $3.3 billion and total stockholders' equity has grown 190% to $338 million. The Company's annual cash dividend has increased 268% from $0.25 per share to an indicated annual rate of $0.92 per share. Meanwhile the Company's stock price has increased from $15.30 per share (adjusted for stock splits) to $39.60 per share at the close on May 25, 2018.

Commenting on the planned transition, Hillebrand said, "I am honored by the support David and the Board have placed in me to continue driving sustainable profitability and stockholder returns, while maintaining an unmatched level of customer service. David has been an important mentor to many of us, and the values and ethics that define him have made a lasting impact on our 600+ dedicated employees. Of all his leadership traits, none are greater or more apparent than his strength of character. David has overseen tremendous growth over many years of service, enabling our company to outperform financial benchmarks for our peers on a consistent basis – through good times as well as during the financial crisis a decade ago.

"The experiences of our 114-year history remain a model for all of us, and especially for Phil and me as we work to extend the Company's record of growth by focusing on our customers and the needs of the communities we serve," Hillebrand continued. "Phil has been instrumental in the development and growth of several key lines of business across all three of our markets and his team-building skills, initiative and sense of urgency when taking care of our customers' needs will serve him well in his new role as President."

Hillebrand joined the Company in 1996 to develop its Private Banking Group. He served as Executive Vice President and Director of Private Banking until 2008 and, during that time, he directed the Company's expansion into the Indianapolis and Cincinnati markets and supervised the Bank's retail brokerage division.

Hillebrand is active in a number of civic and community service organizations in Louisville. He has served on the Board of Directors of the Kentucky Derby Festival and was its Chairman in 2011, and he is a Past Board Chair of the SJ Kids Foundation. He currently serves on the boards of the Kentucky Bankers Association, Boy Scouts of America - Lincoln Heritage Council, St. Joseph Children's Home, and the Fund for the Arts. Hillebrand earned his business administration degree from Bellarmine University.

Poindexter joined the Company in 2004 as Executive Vice President and Director of Commercial Lending. In his current role as Executive Vice President and Chief Lending Officer, he oversees Commercial Banking, Commercial Real Estate Lending, Private Banking, Treasury Management, International Banking, and Specialized Lending in Louisville, Cincinnati and Indianapolis. He has more than 29 years of banking experience with both small and large financial institutions.

Poindexter has served on the Endowment Board and Executive Committee for the Kentucky Center for the Arts, Kentucky Country Day Board of Trustees, and is a Past Board Chair for Junior Achievement of Kentuckiana. He also currently serves on the Louisville Sports Commission Board as Treasurer. Poindexter is a graduate of Indiana University with a degree in Finance.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer